Exhibit 14

Mission Community Bank and Mission Community Bancorp

 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER

AND SENIOR FINANCIAL OFFICERS

INTRODUCTION

The Board of Directors of Mission Community Bank and Bancorp has adopted this code of ethics (the “Bank Officer Code”) on behalf of the Bank and Company (the “Bank”) for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Bank and that are within the Covered Officer’s responsibility;

•                  compliance with applicable laws and governmental rules and regulations;

•                  the prompt internal reporting of violations of the Bank Officer Code; and

•                  accountability for adherence to the Bank Officer Code.

This Bank Officer Code applies to the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Treasurer of the Bank or persons performing similar functions as set forth in Exhibit A (the “Covered Officers”).

CONFLICTS OF INTEREST

Overview.  Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Bank. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Bank.

Guiding Principles. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Bank.

1.                                       A Covered Officer must not improperly use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Bank whereby the Covered Officer would benefit personally to the detriment of the Bank.

2.                                       A Covered Officer must not cause a Bank to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Bank.

3.                                       A Covered Officer must not retaliate against any other Covered Officer or any employee of the Bank or their affiliated persons for reports of potential violations that are made in good faith.

Disclosure of Potential Conflicts. Each Covered Officer shall complete the Bank’ Directors and Officers Questionnaire, which covers a variety of affiliations and other relationships related to conflicts of interest, at least annually. In addition, each Covered Officer shall provide prompt and full disclosure to the Bank Officer Code Compliance Officer (as defined below), in writing, prior to entering into any material transaction or relationship which may reasonably be expected to give rise to a conflict (other than conflicts arising from the advisory relationship). This includes, but is not limited to, the following:

•                                          service as a director, officer, partner, consultant or in any other key role with any company with which a Bank has current or prospective business dealings;

•                                          the receipt by a Covered Officer and his or her family members of any gifts from any company with which a Bank has current or prospective business dealings if it influences or gives the appearance of influencing the recipient;

•                                          the receipt of customary business amenities from any company with which a Bank has current or prospective business dealings unless such amenity is business related, reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety;

•                                          any ownership by a Covered Officer and his or her family members of significant financial interest in any company with which a Bank has current or prospective business dealings, other than its investment adviser, principal underwriter, transfer agent or any affiliated person thereof; and

•                                          a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Bank for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

DISCLOSURE AND COMPLIANCE

1.                                     Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Bank.

2.                                     Covered Officers should maintain skills appropriate and necessary for the performance of their duties for the Bank. Covered Officers should responsibly use and control all Bank assets entrusted to them.

3.                                     Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Bank or its affiliates with the goal of promoting full, fair, accurate, timely and understandable disclosure in such reports and documents the Bank file with, or submit to, the SEC.

4.                                     To the extent that Covered Officers participate in the creation of a Bank’s books and records, they must do so in a way that promotes the accuracy, fairness and timeliness of those records.

5.                                     Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Bank to others, whether within or outside the Bank, including to the Bank’ trustees and auditors, and to governmental regulators and self-regulatory organizations.

6.                                     It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by laws, rules and regulations applicable to the Bank.

7.                                     Each Covered Officer shall notify the Code Compliance Officer promptly if he or she knows of any violation of this Bank Officer Code. Failure to do so is itself a violation of this Bank Officer Code.

REPORTING AND ACCOUNTABILITY

Upon adoption of the Bank Officer Code (or thereafter as applicable, upon becoming a Covered Officer), each Covered Officer shall affirm in writing to the Code Compliance Officer that he or she has received, read and understands the Bank Officer Code. Annually thereafter each Covered Officer shall affirm that he or she has complied with the requirements of the Bank Officer Code.

Except as described below, the Code Compliance Officer is responsible for applying this Bank Officer Code to specific situations in which questions may arise and his authority to interpret this Bank Officer Code in any particular situation. The Board of Trustees hereby designates the Chairman of the Board Audit Committee as the Code Compliance Officer. The Code Compliance Officer (or his designee) shall take all action it considers appropriate to investigate any actual or potential conflicts or violations reported to him.

Any matters that the Code Compliance Officer believes is a conflict or violation will be reported to the Bank Ethics Committee, which shall determine sanctions or other appropriate action: No Covered Officer who is a member of such committee may participate in any determination under this Bank Officer Code.  The Bank Ethics Committee shall be responsible for reviewing any requests for waivers from the provisions of this Bank Officer Code. Any violations of this Bank Officer Code, any waivers granted from the Bank Officer Code and any potential conflicts and their resolution shall be reported to the Boards of Trustees, or a committee thereof at the next regular meeting. This provision of this Bank Officer Code, other than amendments to Exhibit A, and any waivers, including implicit waivers, shall be disclosed in accordance with SEC rules and regulations.

AMENDMENTS

Any amendments to this Bank Officer Code must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

CONFIDENTIALITY

All reports and records prepared or maintained pursuant to this Bank Officer Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Bank Officer Code, such matters shall not be disclosed to anyone other than the Board, counsel to the Independent Trustees, counsel to the Bank and counsel to the Bank’ adviser.

INTERNAL USE

The Bank Officer Code is intended solely for the internal use by the Bank and does not constitute an admission, by or on behalf of any Bank, as to any fact, circumstance or legal conclusion.

EXHIBIT A

Persons Covered by this Code of Ethics

Name	Title
Anita M. Robinson	Chief Executive Officer, Mission Community Bank; President and Chief Executive Officer, Mission Community Bancorp
Brooks W. Wise	President, Mission Community Bank; Executive Vice President, Mission Community Bancorp
Ronald B. Pigeon	EVP and Chief Financial Officer
James M. Judge	EVP and Chief Credit Officer
Lisa Ramser	SVP and Controller

Executed this                day of July, 2007 by:

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